Exhibit 10.3

WESTERN DIGITAL CORPORATION
EXECUTIVE SEVERANCE PLAN
1.    PURPOSE
The purpose of the Plan is to provide severance benefits to certain Executives whose employment with the Company or a Subsidiary terminates under certain circumstances as described more fully herein.
2.    EFFECTIVE DATE
All of the policies and practices of the Company and its Subsidiaries regarding severance benefits or similar payments upon employment termination with respect to Executives designated to participate in the Plan, other than written employment, separation or equity award agreements with the Company or a Subsidiary that provide severance benefits or the Company’s Amended and Restated Change of Control Severance Plan, are hereby superseded by the Plan, which shall be known as the Western Digital Corporation Executive Severance Plan, effective as of the Effective Date. The Plan was initially approved by the Board on February 16, 2006 and most recently amended and restated on February 2, 2017.
3.    DEFINITIONS
“Administrator” means the Committee or any delegate of such committee acting within the authority delegated to it pursuant to Section 9.1.
“Base Pay” means the employee’s wages earned on a monthly basis, determined as of the employment termination date, excluding bonuses and commissions.
“Board” means the Board of Directors of the Company.
“Cause” means the occurrence or existence of any of the following with respect to an Executive:
(a)    the Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved;
(b)    whether prior or subsequent to the Effective Date, the Executive’s willful engaging in dishonest or fraudulent actions or omissions;
(c)    failure or refusal to perform his or her duties as reasonably required by the Company and/or a Subsidiary that employs the Executive;
(d)    negligence, insubordination, violation by the Executive of any duty (of loyalty or otherwise) owed to the Company and/or a Subsidiary, or any other misconduct on the part of the Executive;
(e)    repeated non-prescription use of any controlled substance, or the repeated use of alcohol or any other non-controlled substance which in the Administrator’s (or its delegate’s or delegates’) reasonable determination interferes with the Executive’s service as an officer or employee of the Company and/or a Subsidiary;

(f)    sexual harassment by the Executive that has been reasonably substantiated and investigated;
(g)    involvement in activities representing conflicts of interest with the Company and/or a Subsidiary;
(h)    improper disclosure of confidential information;
(i)    conduct endangering, or likely to endanger, the health or safety of another employee;
(j)    falsifying or misrepresenting information on the records of the Company and/or a Subsidiary;
(k)    the Executive’s physical destruction or theft of substantial property or assets of the Company and/or a Subsidiary; or
(l)    breach of any policy of, or agreement with, the Company and/or a Subsidiary applicable to the Executive or to which the Executive is otherwise bound.
Review of any determination that a termination is for Cause shall be by the Administrator, in its sole and exclusive judgment and discretion, in accordance with the provisions of Section 8 herein.
“Change in Control” has the meaning ascribed to such term in the Company’s Amended and Restated Change of Control Severance Plan; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors of the Company.
“Company” means Western Digital Corporation, a Delaware corporation.
“Effective Date” means February 16, 2006.
“Eligible Employee” means any person classified by the Company or a Subsidiary, in its sole discretion, as a non-temporary, full-time or part-time, salaried or hourly employee (specifically excluding any individual who is not classified by the Company or a Subsidiary as a common law employee, such as an independent contractor or an individual working through a third-party provider, such as Kelly Services, without regard to the characterization or recharacterization of such individual’s status by any court or governmental agency), who is paid from the United States payroll of the Company or a Subsidiary (each such individual, a “U.S. Eligible Employee”), or who is paid from a payroll of the Company or a Subsidiary outside of the United States (each such individual, a “Non-U.S. Eligible Employee”); provided, however, that in no event shall any employee who is paid from the United States payroll of the Company or a Subsidiary who as of the Effective Date is a party to a written employment agreement with the Company or a Subsidiary (other than an agreement providing for at-will employment by the Company or a Subsidiary and for no specified term) be an Eligible Employee; provided, further, that, as to any employee whose compensation requires approval by the Committee pursuant to the Committee’s charter at the time of such employee’s termination of employment, such employee will be considered a “U.S. Eligible Employee” and not a “Non-U.S. Eligible Employee” for purposes of this Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive” means an Eligible Employee who has been designated by the Board or the Committee (with respect to U.S. Eligible Employees) or by the Administrator or its delegate (with respect to Non-U.S. Eligible Employees) as a Participant in the Plan. The Board or the Committee shall designate an Executive as a Tier I Executive, Tier II Executive or Tier III Executive for purposes of participation in the Plan.
“Participant” means an Executive who is entitled, based on the provisions hereof, to severance benefits under Section 6.
“Plan” means this Western Digital Corporation Executive Severance Plan, as set forth in this instrument as it may be amended from time to time.
“Separation from Service,” with respect to an Executive, shall mean that the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
4.    TERM
The Plan’s initial term commenced on the Effective Date and continued in effect through December 31, 2008; provided, however, that on each anniversary of December 31, 2008, the term of the Plan shall extend automatically for one additional year, unless the Committee (or the Board) causes the Company to deliver written notice prior to the end of such extended term to each Executive then covered by the Plan that the term of the Plan will not be further extended, and if such notice is timely given, the Plan shall terminate at the end of the term then in progress.
5.    PARTICIPATION
Upon approval of the Plan, the Committee designated the Executives initially covered by the Plan. The Committee (or, with respect to Non-U.S. Eligible Employees, the Administrator or its delegate) may, from time to time, designate additional Eligible Employees as Executives for purposes of participation in the Plan; provided, that the Committee (or the Administrator or its delegate, as applicable) shall limit the group of all persons eligible to participate in the Plan to a “select group of management or highly compensated employees” within the meaning of 29 C.F.R. 2520-104-23 or any similar successor provision. The Committee (or, with respect to Non-U.S. Eligible Employees, the Administrator) may, in its sole discretion, remove an Executive from participation in the Plan, and the Committee from time to time may approve modifications to the Tier to which one or more Executives have been designated.
6.    SEVERANCE BENEFITS
6.1    Severance Benefits to Executives. An Executive whose employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary, as applicable, without Cause shall become, subject to the conditions set forth in Section 7, a Participant under the Plan and entitled to the benefits set forth in this Section 6. The severance benefits provided under Sections 6.2, 6.3, 6.5 and 6.6 of the Plan shall be the obligations of, and shall be provided to the Executive by, the entity (the Company or a Subsidiary, as applicable) that employs the Executive immediately prior to the Executive’s termination of employment. For avoidance of doubt, in no event shall an Executive become entitled to or receive any payment hereunder if the Executive’s employment with the Company or a Subsidiary is terminated voluntarily by the Executive (for any reason), by the Company or a Subsidiary, as applicable, for Cause, or on account of the Executive’s death or disability (as defined in Section 22(e)(3) of the Code). Notwithstanding anything else contained herein to the contrary, an Executive shall not be deemed to have terminated employment if his or her employment by the Company or a Subsidiary terminates but he or she continues as an employee of the Company or another Subsidiary. The payments set forth in Sections 6.2, 6.3 and 6.6 shall be paid to the Participant in a single lump sum cash payment, subject to applicable tax withholding, during the ten (10) day period commencing on the thirtieth (30th) day following the date on which the Participant’s Separation from Service occurs (or, in the case of a group termination (as determined by the Administrator), during the ten (10) day period commencing on the sixtieth (60th) day following the date on which the Participant’s Separation from Service occurs). The payment rules of this paragraph are subject to Section 6.7.
6.2    Cash Severance Payment. A Participant shall receive a severance payment equal to the Participant’s monthly rate of Base Pay multiplied by the number of months set forth below:
(a) Tier I Executive:    24 months
(b) Tier II Executive: 18 months
(c) Tier III Executive: 12 months
6.3    Bonus. A Participant shall receive a payment equal to a pro-rata portion of the Participant’s bonus opportunity under the Company’s (or a Subsidiary’s) bonus program in which the Participant participates for the bonus cycle in which the Participant’s date of termination occurs (with such pro-rata portion based on the number of days in the applicable bonus cycle during which the Participant was employed (not to exceed the number of days in such bonus cycle (e.g., six (6) months)) and assuming 100% of the performance target(s) subject to the bonus award are met regardless of actual funding by the Company or a Subsidiary).
6.4    Equity Awards. Notwithstanding anything in the applicable stock incentive plan and/or award agreement to the contrary, upon a Participant’s termination of employment, the Participant’s then outstanding Company stock options and restricted stock or stock unit awards (together, “equity awards”) shall be treated as follows: (a) the Participant’s equity awards that are subject to time-based vesting will vest and become exercisable or payable, as applicable, as if the Participant had remained employed with the Company or a Subsidiary for an additional six (6) months; and (b) the Participant’s equity awards that were granted with performance-based vesting requirements that, as of such termination of the Participant’s employment, have (in whole or in part) been credited by the Company based on the achievement of the applicable performance goal(s) but which awards remain subject to time-based vesting will vest and become exercisable or payable (for clarity, to the extent of such credited portion of the award and excluding, as to an award with multiple performance goals, any portion of the award that has not been so credited (as of such termination of employment). For avoidance of doubt and except as expressly provided in clause (b) of the preceding sentence, the foregoing is not intended to apply to any equity awards held by the Participant that are subject to performance-based vesting (which shall continue to be governed by the plan and/or award agreement applicable to such awards). Further, the foregoing is not intended to supersede any more favorable provision in any stock incentive plan and/or award agreement regarding accelerated vesting of an equity award in the event of the Participant’s termination of employment. The Committee, in its sole discretion, will determine whether any portion of an equity award has been “credited” under the terms of that award. Notwithstanding anything to the contrary herein, the post-termination exercisability of the Participant’s then outstanding stock options shall continue to be governed by the stock incentive plan and stock option agreement applicable to such options.
6.5    Outplacement Services. A Participant who is a U.S. Eligible Employee as of the date of such Participant’s termination of employment shall be eligible for outplacement services, provided by a vendor chosen by the Company or applicable Subsidiary and at the Company’s or applicable Subsidiary’s expense, after the Participant’s termination of employment for up to the number of months set forth below:
(a) Tier I Executive:    12 months
(b) Tier II Executives: 12 months
(c) Tier III Executive: 12 months
A Participant’s right to any benefit provided under this Section 6.5 shall not be subject to liquidation or exchange for another benefit, and the amount of such benefit that the Participant receives in one taxable year shall not affect the amount of such benefits that the Participant receives in any other taxable year.
6.6    Continued Health Care Coverage. With respect to a Participant who is a U.S. Eligible Employee as of the date of such Participant’s termination of employment, the Company or applicable Subsidiary shall pay to the Participant a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator as of the time of Participant’s termination of employment) that would be payable by the Participant to continue the Participant’s company-provided medical, dental, and/or vision coverage existing as of the Participant’s termination date for the number of months set forth below:
(a) Tier I Executive:    18 months
(b) Tier II Executives: 12 months
(c) Tier III Executive: 12 months
For purposes of clarity, such cash payment shall be made regardless of whether the Participant actually elects coverage under COBRA, and shall be determined as of the Participant’s termination of employment and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums).
6.7    Specified Employees. The provisions of this Section 6.7 shall apply if any severance payments hereunder constitute nonqualified “deferred compensation” (within the meaning of Section 409A of the Code) payable upon the Participant’s Separation from Service and, in such event, such provisions shall apply only to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. It is the Company’s intent that severance payments hereunder should not constitute nonqualified “deferred compensation” payable upon a Separation from Service (because such payments are intended to be exempt from Section 409A as a “short-term deferral” or separation pay due to an involuntary separation from service within the meaning of Code Section 409A or otherwise) based on the guidance available as of the date hereof and, accordingly, should not be subject to the delayed-payment provisions set forth in this Section 6.7. Notwithstanding any other provision of the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s Separation from Service, and the severance payments hereunder constitute non-exempt “deferred compensation” (within the meaning of Section 409A), the Participant shall not be entitled to any severance payments hereunder until the earlier of (i) the date which is six (6) months after the Participant’s Separation from Service for any reason other than death, or (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant upon or in the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this Section 6.7 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death).
7.    CONDITIONS TO SEVERANCE BENEFITS
7.1    Release. Notwithstanding anything to the contrary contained herein, the Company’s or applicable Subsidiary’s obligation to pay benefits to a Participant under Section 6 is subject to the condition precedent that the Participant execute a valid and effective release of any and all claims in a form and manner acceptable to the Company, and such release is received by the Company no earlier than the Participant’s termination date, and no later than the date set forth in the release (or such other period as required by law), and such release is not revoked by the Participant (pursuant to any revocation rights afforded by applicable law) or otherwise rendered unenforceable by the Participant. Notwithstanding anything else contained herein to the contrary, the Company or applicable Subsidiary will have no obligation to pay any benefit to the Participant under the Plan unless and until that Participant’s release (in such form) has been fully executed by the Participant (and the Participant’s spouse, to the extent required by the Company), has been received by the Company, and has become effective and irrevocable by the Participant.
7.2    Departure and Entitlement Procedure. As a condition to becoming a Participant and receiving the severance benefits described in Section 6, the Executive must return and deliver to the Administrator or his or her designee all Company and Subsidiary property within seven (7) days of the Executive’s termination date. In addition, except as otherwise provided by the Company, if an Executive resigns prior to his/her scheduled termination date, then he/she shall not be entitled to any severance payments or any other severance benefits provided herein.

7.3    Other Employment. A Participant shall not be required to mitigate the amount of any payments provided for by the Plan by seeking employment or otherwise. All severance payments under the Plan shall be subject to legal deductions, and the Company and/or applicable Subsidiary reserves the right to offset the benefits payable under the Plan by any advanced monies the Participant owes the Company or a Subsidiary. In addition, in no event shall a Participant become entitled to a duplication of benefits under the Plan and any other severance plan or program of the Company or a Subsidiary. Without limiting the generality of the foregoing, in no event shall a Participant receive benefits under the Plan in connection with his or her termination of employment if such Participant is entitled to benefits under the Company’s Amended and Restated Change of Control Severance Plan in connection with such termination of employment. Notwithstanding any provision of the Plan to the contrary, to the extent that any Participant is entitled to any period of paid notice under Federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., the benefits and amounts payable under the Plan shall be reduced (but not below zero) by the Base Pay received by the Participant during the period of such paid notice.

7.4    Limitation On Employee Rights. The Plan shall not give any employee the right to be retained in the service of the Company or to interfere with or restrict the right of the Company or applicable Subsidiary to discharge any employee at any time, with or without Cause.
8.    RESOLUTION OF DISPUTES
8.1    Claim. If a Participant or any other individual (herein referred to as a “Claimant”) believes that benefits under the Plan are being wrongfully denied, that the Plan is not being operated properly, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. Any such claim for benefits must be filed in writing within 90 days of the date upon which the Participant first knew or should have known the facts upon which the claim is based.
8.2    Claim Decision. If any claim for benefits under the Plan is denied, in whole or in part, the Claimant shall be so notified by the Administrator within thirty (30) calendar days of the date such person’s claim is delivered to the Administrator. At the same time, the Administrator shall notify the Claimant of his or her right to a review by the Administrator and shall set forth, in a manner calculated to be understood by the Claimant, specific reasons for such decision, specific references to pertinent Plan provisions on which the decision is based, a description of any additional material or information necessary for the Claimant to perfect his or her request for review, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedure.
8.3    Request for Review. Any Claimant or duly authorized representative may appeal from such decision by submitting to the Administrator within sixty (60) calendar days after the date of such notice of its decision a written statement:
(a)    requesting a review of the claim for benefits by the Administrator;
(b)    setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and
(c)    setting forth any issues or comments which the Claimant deems relevant to the claim.
The Administrator shall act upon such appeal within sixty (60) calendar days after the latter of receipt of the Claimant’s request for review by it or receipt of all additional materials reasonably requested by it from such Claimant.
8.4    Review of Decision. The Administrator shall make a full and fair review of an appeal and all written materials submitted by the Claimant in connection therewith and may require the Claimant to submit, within ten (10) calendar days of written notice by the Administrator, such additional facts, documents or other evidence as the Administrator, in its sole discretion, deems necessary or advisable in making such a review. On the basis of its review, the Administrator shall make an independent determination of the Claimant’s eligibility for an allowance and the amount of such allowance, if any, under this Plan. The decision of the Administrator on any appeal shall be final and conclusive upon all persons if supported by substantial evidence in the record.
8.5    Denial on Review. If on review of a decision, the Administrator denies a claim in whole or in part, it shall give written notice of its decision to the Claimant setting forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and specific references to the pertinent Plan provisions on which its decision was based. If a Claimant believes that the Administrator’s determination on appeal is incorrect, the Claimant or duly authorized representative may invoke the arbitration procedures described in Section 8.6 or file suit related to such determination; provided that any legal action must be taken by the Claimant within ninety (90) days after the date upon which the Administrator’s written decision on review was sent to the Claimant.
8.6    Arbitration. A Claimant who has followed the procedures in Sections 8.1 through 8.5, but who has not obtained full relief on his or her claim for benefits, may, within ninety (90) days following his or her receipt of the Administrator’s written decision on review pursuant to Section 8.5, apply in writing to the Administrator for expedited and binding arbitration of his or her claim in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure § 1281.8, provisional injunctive relief may, but need not, be sought by the Company, a Subsidiary or an Executive in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Any rights to trial by jury in any action, proceeding or counterclaim brought by any of the Company, a Subsidiary or an Executive in connection with any matter whatsoever arising out of or in any way connected with the Plan are hereby waived. The Company or applicable Subsidiary shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. In any proceeding to enforce the terms of the Plan, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.
8.7    Legal Fees and Expenses. If any dispute arises between the parties with respect to the interpretation or performance of the Plan, the prevailing party in any arbitration or proceeding shall be entitled to recover from the other party its attorneys’ fees, arbitration or court costs and other expenses incurred in connection with any such proceeding. Amounts, if any, paid to the Executive under this Section 8.7 shall be in addition to all other amounts due to the Executive pursuant to the Plan.
9.    ADMINISTRATION
9.1    Administrator. Except as provided herein, the Plan shall be administered and operated by the Administrator. The Administrator is empowered to construe and interpret the provisions of the Plan and to decide all questions of eligibility for benefits under the Plan and shall make such determinations in its sole and absolute discretion. The Administrator may at any time delegate to any other named person or body, or reassume therefrom, any of its responsibilities or administrative duties with respect to the Plan.
9.2    Experts; Rules. The Administrator may contract with one or more persons to render advice with regard to any responsibility it has under the Plan. Subject to the limitations of the Plan, the Administrator shall from time to time establish such rules for the administration of the Plan as it may deem desirable.

9.3    Indemnity. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless the Administrator and each other fiduciary with respect to the Plan for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such fiduciary’s gross negligence or willful misconduct.
10.    AMENDMENT
The Committee (or the Board) reserves the right to amend, suspend and/or terminate the Plan at any time in its sole discretion. No amendment, suspension or termination shall diminish benefits to which a Participant is currently entitled under the Plan. Any modification or other amendment of the Plan shall be in writing, signed by either the Company’s Chief Executive Officer or Chief Human Resources Officer.
11.    TAXES
Each Participant shall be solely responsible for his or her own tax liability with respect to participation in this Plan. The Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding anything else contained herein to the contrary, nothing in this Plan is intended to constitute, nor does it constitute, tax advice, and in all cases, each Participant should obtain and rely solely on the tax advice provided by the Participant’s own independent tax advisors (and not this Plan, the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates).
12.    GENERAL
12.1    Assignment by Participants. None of the benefits, payments, proceeds or claims of any Executive or Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Executive have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, benefits that are in pay status may be subject to a court order of garnishment or wage assignment, or similar order, or a tax levy. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s beneficiary in accordance with the terms of the Plan.
12.2    Binding Effect. The Company or applicable Subsidiary will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or applicable Subsidiary to expressly assume and agree to perform all of the obligations of the Company or applicable Subsidiary under the Plan (including the obligation to cause any subsequent successor to also assume the obligations of the Plan) unless such assumption occurs by operation of law. For avoidance of doubt, in the event that a successor of a Subsidiary (whether by purchase of assets, merger, consolidation or otherwise) assumes the Subsidiary’s obligations under the Plan, the Company will have no obligations under the Plan with respect to the Executives employed by such Subsidiary.

12.3    No Waiver. No waiver of any term, provision or condition of the Plan, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of the Plan.
12.4    Expenses; Unsecured General Creditor. The benefits and costs of the Plan shall be paid by the Company and/or a Subsidiary out of its general assets. The status of a claim against the Company or a Subsidiary with respect to the benefits provided hereunder shall be same as the status of a claim against the Company or applicable Subsidiary by any general or unsecured creditor.
12.5    ERISA. The Plan is an unfunded compensation arrangement for a select group of management or highly compensated employees of the Company or a Subsidiary and any exemptions under ERISA applicable to such an arrangement shall be applicable to the Plan.
12.6    Section 409A. The Plan is intended to comply with or be exempt from Section 409A of the Code (including the Treasury Regulations and other published guidance relating thereto) so as not to subject any Participant to payment of any interest or additional tax imposed under Code Section 409A. The provisions of the Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant.
12.7    WARN Act. Benefits payable under the Plan are intended to satisfy, where applicable, any Company obligations under the Federal Worker Adjustment and Retraining Notification Act and any similar obligations that the Company or its Subsidiaries may have under any successor or other severance pay statute.
12.8    Construction. The masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine pronoun and the singular pronoun shall include the plural pronoun and the plural pronoun shall include the singular pronoun, unless the context clearly indicates otherwise.
12.9    Governing Law. The Plan shall be construed according to the laws of the State of California, except to the extent such laws are preempted by federal law.
12.10    Severability. If any provision of the Plan is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under the Plan will not be materially and adversely affected hereby, (i) such provision will be fully severable, (ii) the Plan will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of the Plan will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of the Plan a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
12.11    Notices. Any notice required or permitted by the Plan shall be in writing, delivered by hand, or sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed as follows:
(a)    if to the Company or, where applicable, the Administrator:
Western Digital Corporation
3355 Michelson Drive, Suite 100

Irvine, California 92612
Attention: Chief Human Resources Officer

With a copy to:

Western Digital Corporation
3355 Michelson Drive, Suite 100
Irvine, California 92612
Attention: Chief Legal Officer

(b)    if to the Executive or Participant, at the most recent address set forth on the records of the Company or applicable Subsidiary, as the case may be, or to such other address or addresses most recently communicated to the Company or applicable Subsidiary by the Executive or Participant.

Each such notice shall be effective (i) if given by mail, three days after being deposited in the mails or (ii) if given personally or by other means when actually delivered at such address.